Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, NJ 07890 www.selective.com

FOR IMMEDIATE RELEASE:

Media Contact: Gail Petersen

973-948-1307, gail.petersen@selective.com

Selective Insurance Group Names

John Marchioni President and Chief Operating Officer

Branchville, NJ – Sept. 11, 2013 – Selective Insurance Group, Inc. (NASDAQ: SIGI) announced today that its Board of Directors has elected John Marchioni as president and chief operating officer. Gregory E. Murphy, who remains chairman and chief executive officer, previously held the president title.

Mr. Murphy stated, “The Board of Directors is delighted to name John Marchioni our new president and chief operating officer. John is a strong leader with a great grasp of our business, close relationships with our agents, and a clear focus on customer experience. In his new role, he will assume responsibility for our Actuarial, Human Resources, and Information Technology areas in addition to his current responsibilities overseeing Insurance Operations.”

Marchioni had served as executive vice president, Insurance Operations, with oversight for Selective’s property and casualty insurance operations since December 2008. He joined Selective in 1998 and has held a variety of leadership positions, including vice president, director of government affairs, vice president and strategic business unit leader, senior vice president, director of Personal Lines, and executive vice president, chief field operations officer. Previously, he was vice president of government relations for the Commerce & Industry Association of New Jersey.

Marchioni holds the Chartered Property Casualty Underwriters (CPCU) designation, is a Princeton University graduate, and completed the Harvard Advanced Management Program.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

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